Exhibit 10.4

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made and entered into as of the 2nd day of September, 2016 by and between Veritone, Inc., a Delaware corporation (“Company”) and John M. Markovich, an independent contractor (“Consultant”) with respect to Consultant’s engagement by Company as provided herein (each a “Party”and collectively, the “Parties”). In consideration of the terms and conditions set forth below, Company and Consultant agree as follows:

1. SERVICES.

a. Engagement. Company hereby retains Consultant to provide, and Consultant hereby agrees to perform, the services generally described in Exhibit A hereto, and such other services as Company and Consultant may mutually agree to from time to time within the areas of Consultant’s skills, expertise and experience (the “Services”). Consultant shall perform the Services according to a schedule mutually agreed to between Company and Consultant and Consultant shall devote as much of Consultant’s time as reasonably necessary to provide the Services as contemplated herein. Notwithstanding the foregoing, Company and Consultant acknowledge and agree that at all times during the Term (as hereafter defined), Consultant shall maintain sole discretion and control of Consultant’s Services and the manner in which such Services are to be provided to Company hereunder. In performing the Services, Consultant shall (i) devote all skills, expertise and experience reasonably necessary to deliver the Services and achieve the desired results as communicated by the Company from time to time, (ii) provide the Services in a competent and professional manner in accordance with Company and industry standards; (iii) comply with all applicable laws and regulations; and (iv) adhere to the highest standards of ethics and integrity.

b. Scope of Authority. During the Term, Consultant acknowledges that Consultant shall not possess any power or authority to bind the Company to any contract or other obligation. Consultant further acknowledges that Consultant shall not have any direct authority over any employee or other consultant of the Company. At all times during the Term, Consultant shall be accountable to the Company’s Chief Executive Officer, or his designee(s), regarding the performance of Consultant’s services hereunder and the results achieved thereby.

c. Other Engagements. Company acknowledges and agrees that during the Term, Consultant (i) may represent, perform services for, or be employed by such additional persons or companies as Consultant sees fit, except to the extent that any such engagement or employment causes Consultant to breach Consultant’s obligations under this Agreement, or otherwise results in a conflict of interest between Consultant and Company.

2. COMPENSATION.

a. Fee. In consideration for performance of the Services, Consultant shall be paid the compensation set forth in Exhibit A to this Agreement. Company shall affect no withholdings from Consultant’s compensation and Consultant shall be solely responsible for all social security, tax, disability, and other state and federal taxes or assessments related to the compensation and the Services provided under this Agreement.

b. Expenses. Unless expressly provided otherwise in writing by the Company, and except as expressly described in Exhibit A to this Agreement, Consultant will be solely responsible for all expenses incurred by Consultant in connection with performing the Services or otherwise performing Consultant’s obligations under this Agreement.

c. Place of Work. Consultant’s place of work shall be as set forth in Exhibit A.

3. TERM OF AGREEMENT.

a. Term. This Agreement will commence on September 2, 2016 (the “Effective Date”) and shall continue in effect until March 3, 2017, or the date upon which this Agreement is terminated earlier in accordance with Section 3.b or Section 4 (Default) herein (the “Term”).

b. Termination. Notwithstanding anything herein to the contrary, either Party may terminate this Agreement at any time by giving thirty (30) days written notice to the other Party in accordance with the notice provisions set forth below.

c. Termination by Consultant. Upon termination of this Agreement by Consultant for any reason, including Section 3.b or any of the provisions set forth in Section 4 (Default) below, Consultant shall be entitled to payment for Services completed prior to the termination date and reimbursement for expenses incurred prior to the termination date. Thereafter, Company shall owe Consultant no further amounts or obligations.

Proprietary & Confidential

d. Termination by Company. Upon termination of this Agreement by Company for any reason, including Section 3.b or any of the provisions set forth in Section 4 (Default) below, Consultant shall be entitled to payment for Services completed prior to the termination date and reimbursement for expenses incurred prior to the termination date. Thereafter, Company shall owe Consultant no further amounts or obligations.

e. Effect of Termination. Upon any termination of this Agreement, for any reason or by either Party, Consultant shall immediately return to the Company all Confidential Information and all copies and abstracts thereof, together with all other documents, plans, data, artwork, renderings, tangible items, equipment, including, without limitation, all computers, devices and peripherals, and all other property of the Company provided to Consultant, or created by Consultant in connection with, or as work product of, the Services to be rendered hereunder.

4. DEFAULT.

a. If either Party defaults in the performance of this Agreement or materially breaches any of its provisions, the non-breaching Party may terminate this Agreement by giving written notification to the breaching Party. Termination shall be effective immediately upon receipt of such written notification by the breaching Party, or five (5) days after mailing of the notice to the address set forth in the notice provisions below, whichever occurs first. For purposes of this Section 4, a material breach of this Agreement shall be limited to the following:

i)	The Company’s failure to pay for Consultant’s Services and/or to reimburse Consultant for expenses as agreed within fifteen (15) days after receipt of Consultant’s written demand for payment.

ii)	Failure of Consultant to provide the Services in a professional manner.

b. This Agreement shall terminate automatically on the occurrence of any of the following events:

i) (a) Appointment of a receiver, liquidator, or trustee for either Party by decree of competent authority in connection with any adjudication or determination by such authority that either Party is bankrupt or insolvent; (b) the filing by either Party of a petition in voluntary bankruptcy, the making of an assignment of all or substantially all of its assets to a receiver for the benefit of such party’s creditors, or the entering into of a composition with its creditors; or (c) any formal action of the Company’s Board of Directors to terminate Company’s existence or to otherwise wind-up Company’s affairs;

ii) Death or disability of Consultant.

5. REPRESENTATIONS AND WARRANTIES. Consultant represents and warrants that Consultant: (i) has the full power and authority to enter into and to fulfill the terms of this Agreement and to perform the Services, (ii) has the qualifications and ability to perform the Services in a workmanlike and professional manner, without the advice, control, or supervision of the Company, (iii) has not entered and will not enter into any agreements or activities that will or might interfere or conflict with the terms and conditions hereof, and (iv) shall have sole discretion and control of Consultant’s Services and the manner in which they are to be performed.

6. NON-SOLICITATION; NON-INTERFERENCE. For a period of one (1) year following the termination of this Agreement, Consultant will not directly or indirectly induce or attempt to induce any customer, vendor, licensor, licensee, contractor, employee, consultant or other person or entity with which Company, or any of its affiliates, has a business relationship to cease doing business with Company, or any of its affiliates, or in any way interfere with the relationship between Company, or any of its affiliates, and such persons and entities.

7. RELATIONSHIP OF THE PARTIES. Consultant enters into this Agreement as, and shall continue to be, an independent contractor. In no circumstance shall Consultant look to Company as Consultant’s employer, partner, agent, or principal. Neither Consultant, nor any employee of Consultant (which for purposes of this Paragraph shall be included in the term “Consultant”), shall be entitled to any benefits accorded to Company’s employees, including, without limitation, workers’ compensation insurance, disability insurance, retirement plans, vacation pay or sick pay. Consultant’s exclusion from benefit programs maintained by Company is a material component of the terms of compensation negotiated by the Parties, and is not premised on Consultant’s status as a non-employee with respect to Company. To the extent that Consultant may become eligible for any benefit programs maintained by Company (regardless of the timing of or reason for eligibility), Consultant hereby waives Consultant’s right to participate in such programs. Consultant’s waiver is not conditioned on any representation or assumption concerning Consultant’s status under the common law test. Consultant also agrees that, consistent with Consultant’s independent contractor status, Consultant will not apply for any government-sponsored benefits that are intended to apply to employees generally, including, but not limited to, unemployment benefits.

Proprietary & Confidential

8. COOPERATION. Consultant and Company shall provide to each other upon request any and all information reasonably necessary to determine their respective obligations under this Agreement, to fulfill the purposes of the Services, or to maintain accurate records.

9. NOTICES. Any notice under this Agreement must be in writing and shall be effective upon delivery by hand or facsimile, one (1) day following the day when deposited with a reputable, established overnight courier service for delivery to the intended addressee, or five (5) business days after deposited in the United States mail, postage prepaid, certified or registered, and addressed to Company or to Consultant at the corresponding address set forth below. Alternatively, the parties may utilize email as the method of delivery of any such notice to be provided hereunder. Any notices sent by email shall be delivered to the email addresses set forth below, or such other email address as designated by a party during the Term. Notices sent by email shall be deemed effective upon confirmation of delivery by a “read receipt” or other such notice generated by the applicable email system, but in any event, by reply of the recipient of such notice. Consultant shall be obligated to notify Company in writing of any change in Consultant’s mail or email address. Notice of change of any such address shall be effective only when provided in accordance with this Section 9:

To Company:	To Consultant:
Veritone, Inc.	John M. Markovich
3366 Via Lido	1161 Gleneagles Terrace
Newport Beach, CA 92663	Costa Mesa, CA 92627
Attn: Chad Steelberg, CEO	Email: Jmarkovich1@cox.net
Email: chad@steelberg.com

10. CONFIDENTIALITY. Consultant and Company acknowledge Consultant’s prior execution of a Company’s Mutual Confidentiality and Nondisclosure Agreement (“NDA”) dated September 2, 2016, and agree such NDA shall remain in full force and effect in accordance with its terms.

11. OWNERSHIP OF INTELLECTUAL PROPERTY. Consultant and Company acknowledge Consultant’s prior execution of a Proprietary Information and Inventions Agreement (“Inventions Agreement”) dated July 29, 2014, which shall remain in full force and effect in accordance with its terms.

12. OFFER LETTER. Consultant agrees that the Company and its affiliates shall have no further obligations under that certain Offer Letter dated July 29, 2014 between Consultant and Steel Ventures except as expressly set forth hereunder.

13. ARBITRATION.

a. All disputes between Consultant, including any employees of Consultant, and the Company relating in any way to this Agreement or the Services to be performed under this Agreement (including, but not limited to, claims for breach of contract, tort, discrimination, harassment, and any violation of federal or state law) (“Arbitrable Claims”) shall be resolved by arbitration before a neutral arbitrator.

b. The arbitrator shall be selected and the arbitration hearing conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association and shall take place in Orange County, California, unless otherwise agreed to by the Parties. Arbitration shall be final and binding upon the Parties and shall be the exclusive remedy for all claims covered by this arbitration provision. Either party may bring an action in court to compel arbitration under this Agreement, to enforce an arbitration award or to obtain temporary injunctive relief pending a judgment based on the arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim.

c. The Federal Arbitration Act shall govern the interpretation and enforcement of this agreement on Arbitration, except if any court finds that the Federal Arbitration Act does not apply, the California Arbitration Act shall govern the interpretation and enforcement of this agreement. If any court or arbitrator finds that any term makes this Arbitration agreement unenforceable for any reason, the court or arbitrator shall have the power to modify such term (or if necessary delete such term) to the minimum extent necessary to make this Arbitration agreement enforceable to the fullest extent permitted by law.

Proprietary & Confidential

THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS, INCLUDING WITHOUT LIMITATION, ANY RIGHT TO TRIAL BY JURY AS TO THE MAKING, EXISTENCE, VALIDITY, OR ENFORCEABILITY OF THE AGREEMENT TO ARBITRATE.

14. MISCELLANEOUS PROVISIONS.

a. Assignment; Successors and Assigns. Consultant agrees that Consultant will not assign, delegate, or otherwise transfer his obligations for performing the Services without the written consent of the Company. Company may assign this Agreement, or any or all of its rights hereunder, to any successor entity and will be relieved of all its obligations to Consultant hereunder to the extent such obligations are assumed in writing by such credit worthy assignee. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated.

b. Entire Agreement. The terms of this Agreement are intended by the Parties to be the final expression of their agreement with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether oral or written. The Parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no conflicting extrinsic evidence may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement.

c. Amendments; Waivers. This Agreement shall not be varied, altered, modified, changed or in any way amended except by an instrument in writing executed by Consultant and a duly authorized representative of Company.

d. Severability; Enforcement. If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect, and such provision shall be enforced to fullest extent consistent with applicable law.

e. Governing Law. Except as otherwise provided, the validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to principles of conflicts of law.

f. Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. By way of example and not in limitation, this Agreement shall not be construed in favor of the party receiving a benefit nor against the party responsible for any particular language in this Agreement. Captions are used for reference purposes only and should be ignored in the interpretation of this Agreement.

IN WITNESS WHEREOF, the Parties acknowledge and agree to the foregoing terms and conditions, effective as of the date first set forth above.

COMPANY		CONSULTANT

VERITONE, INC.

By:	/s/ Chad Steelberg	By:	/s/ John M. Markovich
Name:	Chad Steelberg	Name:	John M. Markovich
Title:	Chief Executive Officer

Proprietary & Confidential

EXHIBIT A

1.	Services. Pursuant to Section 1a. (Engagement) of the Agreement, Consultant shall apply his skills and experience as a financial consultant in providing the Services, which shall include advising the Company in the following areas:

•	Transitional issues associated with Consultant’s termination of employment

•	Process and strategic / operational considerations associated with the Company’s planned public offering

•	Support and assistance with Company’s existing litigation with former employees

•	Support and guidance associated with Company’s 409A valuation engagement

•	Potential Series C preferred stock investment by one or more strategic investors

•	Other related services as mutually agreed between the Company and Consultant

2.	Compensation. In consideration of the Services, Company shall give Consultant the Dell laptop computer that Consultant has been using and Consultant shall be paid the following Cash and Equity Compensation:

Cash Compensation: a monthly retainer fee (the “Fee”) in the amount of ten thousand dollars ($10,000) per month, or per thirty (30) day period, as applicable. All invoices shall be payable in full within fifteen (15) days of Company’s receipt of Consultant’s invoice. In the event of a partial month, or 30 day period, Consultant shall be paid for the pro rata portion thereof during which this Agreement was in effect.

Equity Compensation: continued monthly vesting of Consultant’s existing Restricted Stock, Incentive Stock Option and Non-Statutory Stock Option (the “Equity Incentives”) previously issued to Consultant in his former capacity as Chief Financial Officer and Secretary of the Company as summarized below. In the event that the Term of the Agreement ends after the 15th of any month, Consultant’s Equity Incentives shall vest as of the next monthly anniversary date (1st of each month). For purposes of this Agreement, Consultant shall considered as being in “Service” as defined in the Company’s 2014 Stock Option / Stock Issuance Plan until this Agreement is terminated.

•	Restricted Stock grant in the amount of sixty three thousand six hundred and sixty (63,660) shares approved and granted by the Company’s board of directors on August 7, 2014 subject to a forty eight (48) month vesting period commencing as of July 1, 2014. As of the date of this Agreement, Consultant has vested 34,482 shares under such Restricted Stock grant that vests at the rate of one thousand three hundred twenty six and a quarter (1,326.25) shares per month as of the 1st of every calendar month.

•	Incentive Stock Option grant in the amount of one hundred thousand (100,000) shares approved and granted by the Company’s board of directors on August 7, 2014 subject to a forty eight (48) month vesting period commencing as of July 1, 2014. As of the date of this Agreement, Consultant has vested 54,166 shares under such Incentive Stock Option grant that vests at the rate of two thousand eighty three and a third (2,083.33) shares per month as of the 1st of every calendar month.

•	Non-Statutory Stock Option grant in the amount of thirty seven thousand five hundred (37,500) shares approved and granted by the Company’s board of directors on April 26, 2016 subject to a forty eight (48) month vesting period and a twelve (12) month cliff with nine thousand three hundred seventy five (9,375) shares vesting as of April 26, 2017 and seven hundred eighty one and a quarter (781.25) shares vesting each month thereafter.

In addition to the monthly vesting set forth above, Consultant’s Restricted Stock grant shall be subject to acceleration of vesting as set forth below:

•	In the event that Company files for a public offering of its shares with the Securities and Exchange Commission during, or within thirty (30) days of, the Term, fifty percent (50%) of Consultant’s then unvested shares of Restricted Stock shall vest in full with the Company’s corresponding right to repurchase lapsing for such shares.

•	In the event that Company goes public during, or within thirty (30) days of the Term, then one hundred percent (100%) of Consultant’s then unvested shares of Restricted Stock shall vest in full as of the effective date of such public offering of the Company’s securities with the Company’s corresponding right to repurchase such shares lapsing in full.

Proprietary & Confidential

Consultant agrees that except as set forth herein and pursuant to that certain Stock Issuance Agreement between HomDNA and Consultant dated February 12, 2015, Consultant holds no other equity interest (and has no right to acquire any further equity interest) in the Company or any of its affiliated companies.

3.	Expense Reimbursement. Consultant shall be reimbursed for all reasonable out-of-pocket expenses incurred on behalf of the Company in providing the Services to the Company including, but not limited to, travel, lodging, and other expenses adequately documented by receipts and a Company approved expense reimbursement form. Consultant shall be reimbursed for the use of his personal vehicle, where applicable, at the then applicable IRS Standard Mileage Rate. Unless otherwise agreed between the Parties in writing, Consultant (i) shall not undertake any air travel or lodging on behalf of Company unless previously authorized by the Company, (ii) shall not fly first class unless approved by the Company’s CEO, and (iii) shall stay at hotels designated by the Company, if any. All phone, fax and email charges incurred by consultant shall be paid by Consultant. The Company shall reimburse Consultant for any expenses incurred within ten (10) business days of the Company receiving the necessary receipts and completed expense reimbursement form.

Subsequent to the date of this Agreement, Consultant will also submit out-of-pocket expenses that he incurred while employed by Company.

4.	Invoices. Consultant shall submit detailed invoices to the Company on a monthly basis subsequent to each month of service. Invoices shall be in the form as provided in Exhibit B.

5.	Place of Work. Consultant’s principal place of work shall be Consultant’s home, Company’s office or any other location as Consultant determines necessary to achieve the desired results of this Agreement.

Proprietary & Confidential

EXHIBIT B

John M. Markovich

1161 Gleneagles Terrace

Costa Mesa, CA 92627

Jmarkovich1@cox.net

To: Stewart Ellner Corporate Controller Veritone, Inc. 3636 Via Lido Newport Beach, CA 92636	Invoice for Services Rendered
Re: Consulting Agreement dated September 2, 2106

Invoice Date:

DATE	DESCRIPTION OF SERVICES	FEE

Please Make Check Payable to: John M. Markovich

TOTAL $ DUE

Proprietary & Confidential